Exhibit 99.1

INVENSENSE® ANNOUNCES SECOND QUARTER FISCAL YEAR 2013 RESULTS

•	Second Quarter Fiscal 2013 Net Revenues: $55.3 Million

•	Second Quarter Fiscal 2013 Net Income: $13.7 Million

•	Second Quarter Fiscal 2013 Diluted Earnings Per Share: $0.16

SUNNYVALE, California, October 23, 2012 – InvenSense, Inc. (INVN), the leading provider of MotionTracking(TM) devices, today announced its 2013 fiscal second quarter results.

Second fiscal quarter 2013 net revenue was $55.3 million, up from $43.0 million for the second fiscal quarter of 2012. Net revenue for the first six months of fiscal 2013 was $94.5 million, up from $78.7 million for the first six months of fiscal 2012.

Net income for the second fiscal quarter of 2013 was $13.7 million up from $11.5 million for the second fiscal quarter of 2012. Net income for the first six months of fiscal 2013 was $21.3 million, up from $20.5 million for the first six months of fiscal 2012.

Diluted earnings per share for the second fiscal quarter of 2013 was $0.16. Diluted earnings per share for the first six months of fiscal 2013 was $0.24.

InvenSense ended the second fiscal quarter of 2013 with $166.4 million in cash and cash equivalents and investments, compared to $157.8 million at the end of fiscal year 2012.

Management Qualitative Comments

“We are pleased with our second quarter results given market uncertainties and changes in the overall Mobile market,” said Steven Nasiri, CEO and Chairman. “Our second quarter results met the midpoint of our stated range; we are encouraged with continuing and expanding market adoption of Motion Interface and in particular our MotionTracking solutions. Further, the second quarter was another strong quarter of new design wins with new potential customers in Mobile Handset and Tablet products; we are seeing strong adoption of our leading 6-axis and 9-axis products. We believe our second half is well positioned for a major expansion of our total addressable market through increased adoption of our MotionTracking solutions and overall increases in the motion interface attach rates in the Mobile markets, and many new emerging markets.”

Second Quarter Fiscal 2013 Earnings Conference Call

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the quarter’s results and management’s current business outlook. To listen to the conference call, please dial (866) 730.5770 ten minutes prior to the start of the call, using the passcode 41274341. International callers, please dial (857) 350.1594. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286.8010 and enter passcode 98877680. International callers please dial (617) 801.6888. The conference call will be available via a live webcast on the investor relations section of InvenSense’s web site at http://www.invensense.com. An archived webcast replay will be available on the web site for three months.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in this press release, including the potential for an increase in the attach rates of our motion-processing technology in our markets and the potential for rapid and broad adoption of our fully integrated 6-axis gyroscope and accelerometer and 9-axis products by customers. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the continued adoption of motion tracking and motion sensing as an interface in consumer electronics products, our achievement of design wins, consumer acceptance of our customers’ products that incorporate our solutions, intense competition in our industry; our dependence on a limited number of customers for a substantial portion of our revenues; our lack of long-term supply contracts and dependence on limited sources of supply; our ability to continue to develop and introduce new and enhanced products on a timely basis; and potential decreases in average selling prices for our products, as well as changes in economic conditions in our markets and other risk factors discussed in documents filed by us with the Securities and Exchange Commission (SEC) from time to time. Copies of InvenSense’s SEC filings are posted on the company’s website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About InvenSense

InvenSense, Inc. (INVN) is the world’s leading provider of MotionTracking(TM) solutions for consumer electronic devices. The company’s patented Nasiri-Fabrication (NF) Platform and patent-pending MotionFusion(TM) technology address the emerging needs of many mass-market consumer applications via improved performance, accuracy, and intuitive motion- and gesture-based interfaces. InvenSense technology can be found in consumer electronic products including smartphones, tablets, gaming devices, optical image stabilization, and remote controls for Smart TVs. InvenSense is headquartered in Sunnyvale, California and has offices in China, Taiwan, Korea, Japan, and Dubai. More information can be found at www.invensense.com.

For Investor Inquiries, Contact:

Alan Krock

Chief Financial Officer

ir@invensense.com

For Press Inquiries, Contact:

David Almoslino

408.988.7339 x285

dalmoslino@invensense.com

©2012 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, MotionFusion, MotionApps, DMP, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	Sept. 30, 2012	October 2, 2011	Sept. 30, 2012	October 2, 2011
Net revenue	$55,294	$43,034	$94,496	$78,661
Cost of revenue	24,923	19,372	42,562	34,381

Gross profit	30,371	23,662	51,934	44,280
Operating expenses:
Research and development	5,918	4,965	11,574	9,341
Selling, general and administrative	7,202	3,898	13,459	8,409

Total operating expenses	13,120	8,863	25,033	17,750

Income from operations	17,251	14,799	26,901	26,530
Other income, net	54	28	90	209

Income before income taxes	17,305	14,827	26,991	26,739
Income tax provision	3,641	3,372	5,676	6,260

Net income	13,664	11,455	21,315	20,479
Net income allocable to convertible preferred stockholders	—	8,626	—	15,462

Net income allocable to common stockholders	$13,664	$2,829	$21,315	$5,017

Basic	$0.17	$0.15	$0.26	$0.28

Diluted*	$0.16	$0.14	$0.24	$0.25

Weighted average shares outstanding in computing net income per share allocable to common stockholders:
Basic	82,429	18,296	81,806	18,210

Diluted	87,257	22,865	87,168	22,706

Pro forma net income per share of common stock
Basic	$0.17	$0.17	$0.26	$0.30

Diluted**	$0.16	$0.15	$0.24	$0.28

Weighted average shares outstanding pro forma
Basic	82,429	69,091	81,806	68,763

Diluted	87,257	74,654	87,168	74,406

Supplemental Information - stock-based compensation expenses included in:
Cost of revenue	$179	$85	$331	$159
Research and development	705	302	1,323	646
Selling, general and administrative	1,135	431	2,038	801

Total stock-based compensation expense	$2,019	$818	$3,692	$1,606

*	Diluted net income per share attributable to common stockholders in the three and six months ended October 2, 2011 is computed by dividing net income attributable to common stockholders, calculated as net income less income allocable to the rights of Series A, Series B and Series C convertible preferred stock holders for the period prior to their conversion upon our initial public offering, by the weighted average number of common shares outstanding, including unvested restricted stock, and potential dilutive common shares assuming the dilutive effect of outstanding stock options using the treasury stock method.
**	Pro forma diluted net income per share in the three and six months ended October 2, 2011 was computed to give effect to the conversion of the Series A, Series B, and Series C convertible preferred shares and certain preferred stock warrants both using the as-if converted method into common shares as if the conversion had occurred as of the beginning of each period presented.

INVENSENSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	Sept. 30, 2012	April 1, 2012
Assets
Current assets:
Cash and cash equivalents	$66,366	$153,643
Short-term investments	51,207	4,129
Accounts receivable	30,112	11,931
Inventories	21,208	12,240
Prepaid expenses and other current assets	3,929	4,188

Total current assets	172,822	186,131
Property and equipment, net	5,069	4,011
Restricted time deposit	194	192
Long-term investments	48,842	—
Other assets	2,288	2,984

Total assets	$229,215	$193,318

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,786	$5,446
Accrued liabilities	7,807	7,726
Long-term debt — current portion	20	28

Total current liabilities	16,613	13,200
Long-term debt	15	22
Other long-term liabilities	4,488	3,219

Total liabilities	21,116	16,441
Stockholders’ equity:
Preferred stock:
Preferred stock, $0.001 par value — 20,000 shares authorized, no shares issued and outstanding at September 30, 2012 and April 1, 2012	—	—
Common stock:
Common stock, $0.001 par value — 750,000 shares authorized, 82,954 shares issued and outstanding at September 30, 2012, 80,890 shares issued and outstanding at April 1, 2012	146,615	136,792
Accumulated other comprehensive income	84	1
Retained earnings	61,400	40,084

Total stockholders’ equity	208,099	176,877

Total liabilities and stockholders’ equity	$229,215	$193,318

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	Sept. 30, 2012	October 2, 2011
Cash flows from operating activities:
Net income	$21,315	$20,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,158	952
Gain on disposal of property and equipment	—	(165)
Stock-based compensation expense	3,692	1,606
Deferred income tax assets	(4)	(12)
Tax effect of employee benefit plans	2,707	—
Excess tax benefit from stock-based compensation	(2,707)	—
Changes in operating assets and liabilities:
Accounts receivable	(18,181)	(2,530)
Inventories	(8,968)	(6,243)
Prepaid expenses and other current assets	259	508
Other assets	696	(1,710)
Accounts payable	3,375	4,715
Accrued liabilities	1,839	2,631

Net cash provided by operating activities	5,181	20,231

Cash flows from investing activities:
Purchase of property and equipment	(2,249)	(1,296)
Proceeds from the sale of property and equipment	—	188
Sale of available for sale investments	7,926	5,777
Purchase of available for sale investments	(103,765)	(6,025)

Net cash used in investing activities	(98,088)	(1,356)

Cash flows from financing activities:
Net proceeds from exercise of warrants	81	499
Proceeds from issuance of common stock	3,321	702
Offering costs	(465)	(654)
Payments of long-term debt and capital lease obligations	(14)	(9)
Excess tax benefit from stock-based compensation	2,707	—

Net cash provided by financing activities	5,630	538

Net (decrease) increase in cash and cash equivalents	(87,277)	19,413
Cash and cash equivalents:
Beginning of period	$153,643	$28,795

End of period	$66,366	$48,208

Supplemental disclosures of cash flow information:
Cash paid for interest	$1	$1

Cash paid for income taxes	$20	$3,900

Noncash investing and financing activities:
Unpaid accounts payable for property and equipment purchased	$236	$213

Unrealized gain from available for sale investments	$83	$4

Net exercise of warrants	$70	$—

Unpaid offering costs	$6	$727